EXHIBIT 5.1

RICHARD K. WATSON, Lawyer

____________________________________________________________________________

October 20, 2006

Peace Arch Entertainment Group Inc.

407-124 Merton Street,

Toronto, Ontario

M4S 2Z2

Canada

Ladies & Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Peace Arch Entertainment Group Inc. (the "Company"), an Ontario, Canada corporation, of a Registration Statement on Form F-3 (the "Registration Statement") to be filed by the Company with the United States Securities and Exchange Commission on or about August 31, 2006 in respect of the secondary offering of up to 36,061,540 Common Shares without par value of Peace Arch's share capital (the "Shares").

For the purpose of the opinions expressed herein, I have examined original executed, certified or facsimile copies of such documents and instruments as I have considered necessary or desirable for this purpose, including the Registration Statement.

In my examination of such documents and instruments, I have assumed:

(a)

the genuineness of all signatures on (whether originals or copies of documents), the authenticity of and completeness of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as notarial, true, certified, conformed, photostatic, telecopied or electronic copies or similarly reproduced copies of such original documents;

(b)

the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied by public officials or otherwise conveyed to me by public officials; and

(c)

that the Shares are to be sold in the manner set forth in the Registration Statement.

Based and relying upon the foregoing and subject to the limitations and qualifications set forth below, and assuming that: (i) the Registration Statement becomes and remains effective during the period when the Shares are distributed, (ii) no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereof shall have been issued by the United States Securities and Exchange Commission or any State securities commission and no proceedings therefore shall have been initiated or threatened, (iii) no order having the effect of ceasing or suspending the trading or distribution of Shares shall have been issued by any Canadian provincial securities commission or similar regulatory authority and no proceeding for that purpose shall have been instituted or threatened, and any (iv) all applicable securities laws are complied with, I am of the opinion that the Shares that are currently outstanding have been validly issued and are fully paid and non-assessable.

I record that certain of the Shares (the “Contingent Shares”) have not yet been issued as they are only issuable in the future upon the future exercise of conversion rights attaching to preferred shares or upon the exercise of warrants or options (such conversion rights, warrants, and option rights being herein collectively referred to as the “Rights”) issued by the Company as outlined in the Registration Statement.

Based and relying upon the foregoing and subject to the limitations and qualifications set forth above, and on the further assumption that the Contingent Shares are hereafter issued pursuant to the due exercise of the Rights and in accordance with the terms and conditions of the Rights (including without limitation receipt by the Company of the consideration, if any applicable thereto), I am of the opinion that the Contingent Shares will thereupon be validly issued and fully paid and non-assessable shares in the capital of the Company ..

I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Richard Watson

Richard Watson